Exhibit 10.1
CRICUT, INC.
AMENDED AND RESTATED OUTSIDE DIRECTOR COMPENSATION POLICY
Effective as of August 27, 2025 (the “Effective Date”)
Cricut, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Amended and Restated Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless defined in this Policy, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.
Subject to Section 8 of this Policy, this Policy will be effective as of the Effective Date.
1.Cash Compensation.
Outside Director Annual Cash Retainer
    Effective as of January 1, 2026, each Outside Director who serves on the Board will be eligible to earn an annual cash retainer of $75,000.
Committee Annual Cash Retainer
Effective as of the Effective Date, each Outside Director who serves as the chair or a member of a committee of the Board listed below will be eligible to earn annual cash retainers as follows:
Chair of Audit Committee:            $50,000
Member of Audit Committee:            $20,000
Chair of Compensation Committee:        $20,000
Member of Compensation Committee:        $10,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the annual cash retainer as the chair of the committee, and not the annual cash retainer as a member of the committee.

Payment
Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the fiscal quarter, and such payment will be made on the last business day of such fiscal quarter (or as soon thereafter as practical, but in no event later than 30 days following the end of such fiscal quarter). For purposes of clarification, an Outside Director who has served as a member of the Board or an applicable committee (or chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.
2.Equity Compensation.
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.
(b)    Initial Award. Each individual who first becomes an Outside Director following the Effective Date will be granted an award of restricted stock units (an “Initial Award”) covering a number of Shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Grant Value”) equal to $450,000, rounded to the nearest whole Share. The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.
Subject to Section 3 of this Policy, each Initial Award will vest as to 1/5th of the Shares subject to the Initial Award on each of the first five anniversaries of the date the applicable Outside Director’s service as an Outside Director commenced, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.
(c)    Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Grant Value of $125,000, rounded to the nearest whole Share.
Subject to Section 3 of this Policy, each Annual Award will vest on each of the first four Quarterly Vesting Dates occurring after the date the Annual Award is granted, except that the fourth quarterly vesting date of each Annual Award shall occur no later than the day prior to the date of the Annual Meeting next following the date the Annual Award was granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. For the avoidance of doubt, in all events each Annual Award granted in accordance with this Policy will vest upon the earlier to occur of (i) the fourth Quarterly Vesting Date occurring after the date that the Annual Award was granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award was granted. “Quarterly Vesting Date” means February 15, May 15, August 15, and November 15 of each year.
3.Change in Control.
Immediately prior to a Change in Control, each Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Outside Director and the Company or any of its Subsidiaries or Parents, as applicable.
4.Annual Compensation Limit.
No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity compensation (including any Awards) with an aggregate value greater than $600,000 for an Outside Director’s first year of service or $850,000 in any subsequent year. The value of each equity compensation award will be based on its Grant Value for purposes of the limitation under this Section 4). Any cash compensation paid or equity compensation award (including any Awards) granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.
5.Travel and Business Expenses.
Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings or travel or other business expenses related to his or her Board service will be reimbursed by the Company.
6.Equity Ownership.
Each Outside Director’s is expected to comply with the minimum equity ownership guidelines as set forth on Exhibit A.

7.Additional Provisions.
    All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
8.Section 409A.
    In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Fiscal Year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Outside Director (or any other person) as a result of Section 409A.
9.Stockholder Approval.
The initial adoption of the Policy was approved by the Company’s stockholders on March 11, 2021. Unless otherwise required by applicable law, following such approval, the Policy will not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 10 hereof.
10.Revisions.
    The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.
11.Compensation Waiver.
Notwithstanding anything in this Policy to the contrary, an Outside Director may, in his or her discretion, waive any cash compensation he or she would otherwise be entitled to receive under this Policy for service as a Director during any Fiscal Year and/or waive the grant of any Initial Award or Annual Award in any Fiscal Year. Any waiver must be provided in writing to the Company’s General Counsel.
Each Director that is employed by Petrus or any of its Affiliates has agreed to waive his or her right to receive any cash or equity compensation for services as a Director for the 2021 Fiscal Year.

Exhibit A
Equity Ownership Guidelines (the “Guidelines”)

Each Outside Director (a “Covered Person”) must comply with the following minimum ownership guidelines:

Minimum Ownership Level	Timing of Compliance
Equity Interests (as defined below) of at least 50,000 Shares, as adjusted pursuant to Section 13(a) of the Plan.	By the second anniversary of the later of (i) March 24, 2021 or (ii) the date such individual becomes an Outside Director, and thereafter at all times during which the individual remains an Outside Director.

“Equity Interests” means Shares: (1) directly owned by a Covered Person or his or her immediate family members residing in the same household; (2) beneficially owned by a Covered Person, but held in trust, limited partnerships, or similar entities for the sole benefit of the Outside Directors or his or her immediate family members residing in the same household; and (3) held in retirement or deferred compensation accounts for the benefit of a Covered Person or his or her immediate family members residing in the same household. For clarity, “Equity Interests” includes unvested or restricted Shares and unvested or unsettled Company equity awards (other than Company options) but excludes any Company options (whether vested or unvested) covering Shares.
Exceptions: The Compensation Committee may waive, at its discretion, these Guidelines for Directors joining the Board from government, academia, or similar professions. The Compensation Committee may also temporarily suspend, at its discretion, these Guidelines for one or more Outside Directors if compliance would create severe hardship or prevent such Outside Director from complying with a court order.
Amendments: The Board may amend these Guidelines from time to time.